ASSETMARK FUNDS
ASSETMARK CORE PLUS FIXED INCOME FUND
REGISTRATION # 811-10267
ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS
08/24/05	Wal-Mart Stores	325,000	2,500,000,000	Lehman Brothers
Goldman Sachs & Co, CSFB, JP Morgan, Lehman Brothers, BOA Securities, Banco Santander, Citigroup, DB Securities, Dresdner Kleinwort, HSBC Securities, Mitsubishi UFJ Securities, Morgan Stanley, RBS Greenwich Capital, Standard Chartered Bank, Td Securities,

09/09/05	Resona Bank	525,000	1,200,000,000	Merrill Lynch	Goldman Sachs & Co, Merrill Lynch, UBS Securities
11/08/05	Unumprovident Finance Co.	250,000	400,000,000	JP Morgan	Goldman Sachs & Co, JP Morgan